Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of ReShape Lifesciences Inc. in the Form S-3, of our report dated April 28, 2025, on our audit of the consolidated financial statements of Vyome Therapeutics Inc. and subsidiary (the “Company”) as of December 31, 2024 and 2023 and for the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

May 1, 2025